Exhibit 8.1
                              Balch & Bingham LLP
                               Post Office Box 306
                            Birmingham, Alabama 35201
                                  205-251-8100


                                February 18, 1999



Alabama Power Company
600 North 18th Street
Birmingham, AL 35291

Re: Alabama Power Capital Trust III - Capital Auction Preferred Securities

Ladies and Gentlemen:

         We have acted as counsel to Alabama Power Company in connection with the preparation of a Prospectus Supplement dated February 18, 1999 related to the Capital Auction Preferred Securities of Alabama Power Capital Trust III (the "Prospectus Supplement") and the accompanying Prospectus (together with the Prospectus Supplement, the "Prospectus"), which is filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         We have reviewed copies of the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations" are correct in all material respects.

         We consent to the filing of this opinion as an exhibit to the Prospectus Supplement. We also consent to the reference to Balch & Bingham LLP under the captions "Certain Federal Income Tax Considerations" and "Legal Opinions" in the Prospectus Supplement.

                                           Very truly yours,


                                          /s/Balch & Bingham LLP